CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 25, 2013, relating to the financial statements and financial highlights of Reinhart Mid Cap Private Market Value Fund, a series of Managed Portfolio Series, for the year ended May 31, 2013, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Service Providers” in the Statement of Additional Information.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
September 20, 2013

Registered with the Public Company Accounting Oversight Board